                                                                     EXHIBIT 5.1

                       HOLLAND & KNIGHT LLP LETTERHEAD

                               ________, 1997

Board of Directors
Republic Bancshares, Inc.
111 Second Avenue N.E.
St. Petersburg, Florida  33701

Gentlemen:

         This opinion is given in connection with the filing by Republic Bancshares, Inc., a corporation organized and existing under the laws of the State of Florida ("Bancshares"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-4 ("Registration Statement") with respect to the shares of the $2.00 par value common stock of Bancshares ("Bancshares Common Stock") to be issued in connection with the proposed merger of F.F.O. Financial Group, Inc. ("FFO") with and into Bancshares (the "Merger").

         The Merger is intended to be effected pursuant to an Agreement and Plan of Merger, dated as of April 14, 1997 (the "Merger Agreement"), by and between FFO and Bancshares, pursuant to which each outstanding share of the common stock of FFO ("FFO Common Stock") (excluding shares held by FFO or any of its subsidiaries or by Bancshares or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their dissenters' rights) and each outstanding FFO stock option will be converted into and exchanged for solely the right to receive that number of shares of Bancshares Common Stock as determined in accordance with the terms of the Merger Agreement.

         In rendering this opinion, we have examined the corporate records and documents, including the Merger Agreement, as we have deemed relevant and necessary as the basis for the opinion set forth herein. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion as to matters that have been disclosed by independent verification.

         Based upon the foregoing and subject to the limitations set forth herein, it is our opinion that the shares of Bancshares Common Stock included in the Registration Statement have been duly authorized by all requisite actions on the part of Bancshares and, upon consummation of the Merger, such shares, when issued to the holders of FFO Common Stock and FFO stock options in connection with the Merger as provided in the Merger Agreement, will be validly issued, fully paid, and non-assessable.

         Members of this firm are licensed to practice law in the State of Florida and before the federal courts having jurisdiction in the State of Florida, and we express no opinion with regard to any law other than the laws of the State of Florida.

         We hereby consent to the use of the opinions as Exhibits 5 and 8 of this Registration Statement and to the reference made to the firm under the caption "Opinions" in the Joint Proxy Statement/Prospectus constituting part of the Registration Statement. In giving consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                                     Sincerely yours,

                                                     HOLLAND & KNIGHT LLP

                                                     By:
                                                        ------------------------




                                      2